Exhibit 99.1

Expedia, Inc. Reports Third Quarter 2015 Results

BELLEVUE, WA – October 29, 2015 – Expedia, Inc. (NASDAQ: EXPE) today announced financial results for the third quarter ended September 30, 2015.

•	Room night growth excluding eLong™ accelerated to 36% year-over-year, with domestic and international room nights growing 25% and 50% year-over-year, respectively.

•	Gross bookings excluding eLong increased 21% and revenue excluding eLong increased 16% year-over-year. Excluding the impact of foreign exchange, gross bookings increased 26% and revenue increased 27% year-over-year.

•	Solid performance in the Core OTA segment drove growth in Expedia® (excluding eLong) Adjusted EBITDA(1) of 13% year-over-year.

•	Advertising & Media revenue excluding eLong delivered over $538 million in net revenue on a trailing twelve months basis, an increase of 23% year-over-year, driven by growth in trivago and Expedia Media Solutions.

•	During the third quarter of 2015, Expedia added more than 14,000 properties to its global supply portfolio, which now stands at approximately 271,000 properties available on Expedia, Inc. sites, an increase of 29% compared to the third quarter of 2014.

•	On September 17, 2015, Expedia, Inc. completed its acquisition of Orbitz Worldwide, Inc., including all of its brands and assets, for an enterprise value of approximately $1.6 billion. Results include 14 days of Orbitz financials for the third quarter of 2015 unless otherwise noted.

Financial Summary & Operating Metrics ($ millions except per share amounts)

Metric	Expedia (excluding eLong)			eLong(2)			Expedia, Inc.
	Third Quarter			Third Quarter			Third Quarter
	2015	2014	Change	2015	2014	Change	2015	2014	Change
Room night growth	36%	24%	1,223 bps	0%	22%	NM	13%	24%	(1,100	) bps
Gross bookings	$15,393.0	$12,738.2	21%	$—	$731.3	NM	$15,393.0	$13,469.6	14%
Revenue	1,937.8	1,663.6	16%	—	48.9	NM	1,937.8	1,712.5	13%
Adjusted EBITDA(1)	469.1	415.1	13%	—	(6.0)	NM	469.1	409.1	15%
Operating income (loss)	345.0	309.7	11%	—	(12.9)	NM	345.0	296.8	16%
Adjusted net income (loss)(1)	276.3	259.8	6%	—	(3.8)	NM	276.3	256.0	8%
Adjusted EPS (1)	$2.07	$1.96	6%	$—	$(0.03)	NM	$2.07	$1.93	7%
Net income (loss) attributable to the Company	283.2	263.3	8%	—	(6.2)	NM	283.2	257.1	10%
Diluted EPS							$2.12	$1.94	9%
Free cash flow(1)							(277.0)	$1.94	NM

(1)	“Adjusted EBITDA” (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization), “Adjusted net income,” “Adjusted EPS” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 11-14 herein for an explanation and reconciliations of non-GAAP measures used throughout this release. The definition for adjusted net income was revised in the fourth quarters of 2010, 2011 and 2012 and the definition for Adjusted EBITDA was revised in the fourth quarter of 2012.

(2)	The classification of certain revenue and expense items as well as foreign exchange rates used for reporting purposes may result in immaterial differences between the above reported amounts and eLong’s standalone results. In addition, Expedia sold its ownership interest in eLong on May 22, 2015 and eLong is excluded from our results from that point forward.

Please refer to the Glossary in the Quarterly Results section on Expedia’s investor relations website  for definitions of the business and financial terms discussed within this release.

Discussion of Results

The results include Brand Expedia (Expedia.com®), Hotels.com®, Hotwire.com®, Expedia® Affiliate Network (“EAN”), Classic Vacations®, Expedia Local Expert®, Expedia® CruiseShipCenters®, Egencia®, eLong (through May 22, 2015), Venere® Net SpA, trivago GmbH (“trivago®”), Wotif.com Holdings Limited (“Wotif Group”), Travelocity®, Orbitz Worldwide, Inc. (“Orbitz® Worldwide”), AirAsia Expedia™ and CarRentals.com™, in addition to the related international points of sale.

The results include the impact of the strategic marketing agreement with Travelocity launched during the fourth quarter of 2013 and the subsequent acquisition of Travelocity in January 2015, results of Wotif Group following the acquisition by Expedia in November 2014, results of AirAsia Expedia following Expedia’s purchase of an additional 25% equity interest in the joint venture in March 2015, as well as results of Orbitz Worldwide following the acquisition by Expedia in September 2015. The impact from acquisitions noted below excludes Travelocity due to the previously implemented commercial agreement. Unless otherwise noted, all comparisons below are versus the third quarter of 2014.

Due to Expedia’s sale of its eLong ownership stake in May 2015, all discussion below refers to results for Expedia, Inc. excluding eLong unless otherwise noted.

Gross Bookings & Revenue (excluding eLong)

Gross Bookings by Segment (In millions)

	Third Quarter
	2015	2014	Δ$	Δ%
Core OTA	$14,091	$11,453	$2,638	23%
Egencia	1,302	1,285	17	1%

Expedia (excluding eLong)	$15,393	$12,738	$2,655	21%
eLong	—	731	(731)	NM

Total	$15,393	$13,470	$1,923	14%

Total gross bookings increased 21% (26% excluding foreign exchange) in the third quarter of 2015, driven by growth in the Core OTA business, including strong performance at Brand Expedia and Hotels.com. Robust room night and air ticket growth were partially offset by year-over-year declines in average daily room rates and airfares. Acquisitions added approximately 9 percentage points of inorganic bookings growth for the quarter. Domestic gross bookings increased 22% and international gross bookings increased 19% (37% excluding foreign exchange). International bookings totaled $5.8 billion and accounted for 38% of worldwide bookings, consistent with the third quarter of 2014.

Revenue by Segment (In millions)

	Third Quarter
	2015	2014	Δ$	Δ%
Core OTA	$1,739	$1,477	$262	18%
trivago	176	139	37	27%
Egencia	94	97	(2)	(3%)
Intercompany Eliminations	(71)	(49)	(23)	(47%)

Expedia (excluding eLong)	$1,938	$1,664	$274	16%
eLong	—	49	(49)	NM

Total	$1,938	$1,713	$225	13%

Total revenue increased 16% (27% excluding foreign exchange) in the third quarter of 2015, driven primarily by the Core OTA business, including strong performance at Brand Expedia and Hotels.com, as well as at trivago. Acquisitions added approximately 6 percentage points of inorganic revenue growth for the quarter. Domestic revenue increased 18% and international revenue increased 15% (33% excluding foreign exchange). International revenue equaled $890 million, representing 46% of worldwide revenue, compared to 47% in the third quarter of 2014.

Product & Services Detail (excluding eLong)

As a percentage of total worldwide revenue in the third quarter of 2015, hotel accounted for 72%, advertising and media accounted for 8%, air accounted for 7% and all other revenues accounted for the remaining 13%.

Hotel revenue increased 17% in the third quarter of 2015 on a 36% increase in room nights stayed driven by Brand Expedia and Hotels.com, partially offset by a 15% decrease in revenue per room night. Revenue per room night decreased primarily due to an unfavorable foreign exchange impact, both in translation and in book-to-stay, deliberate margin reductions aimed at expanding the size and availability of the global hotel supply portfolio, as well as increased promotional activities such as growing loyalty programs. Revenue per room night is expected to continue to decrease year-over-year in 2015. Average daily room rates (“ADRs”) decreased 6% year-over-year in the third quarter of 2015, as currency-neutral ADR growth was offset by an unfavorable foreign exchange translation impact. ADRs are expected to be negative year-over-year in 2015. Acquisitions added approximately 6 percentage points of inorganic hotel revenue growth and 8 percentage points of room night growth for the quarter.

Air revenue increased 19% in the third quarter of 2015 due to a 31% increase in air tickets sold, partially offset by a 9% decrease in revenue per ticket. Acquisitions added approximately 15 percentage points of inorganic air revenue growth and 12 percentage points of air ticket growth for the quarter.

Advertising and media revenue increased 17% in the third quarter of 2015 due to continued growth in trivago and Expedia® Media Solutions. All other revenue increased 15% in the third quarter of 2015 primarily on growth in car rental and travel insurance products.

Adjusted Expenses – Expedia (excluding eLong)

	Costs and Expenses			As a % of Revenue
	Three months ended September 30,			Three months ended September 30,
	2015	2014	Growth	2015	2014	Δ in bps
	($ in millions)
Adjusted cost of revenue *	$316	$276	14%	16.3%	16.6%	(29)
Adjusted selling and marketing *	930	776	20%	48.0%	46.6%	136
Adjusted technology and content *	125	107	18%	6.5%	6.4%	6
Adjusted general and administrative *	112	90	24%	5.8%	5.4%	33

Total adjusted costs and expenses	$1,483	$1,249	19%	76.5%	75.0%	146

Total depreciation	87	66	33%	4.5%	4.0%	55
Total stock based compensation	64	17	265%	3.3%	1.0%	224

Total costs and expenses	$1,633	$1,332	23%	84.3%	80.1%	425

*	Adjusted Expenses are non-GAAP measures. See pages 11-14 below for a description and reconciliation to the corresponding GAAP measures.

Adjusted Cost of Revenue

•	Total adjusted cost of revenue increased 14% in the third quarter of 2015, compared to the third quarter of 2014, due to $14 million more in data center and other costs, $14 million more in credit card processing costs, primarily due to an increase in transaction volumes (offset by a decrease in fraud and chargeback expenses), as well as $12 million more in customer operations expenses.

•	Acquisitions contributed approximately 9 percentage points of inorganic growth to adjusted cost of revenue growth during the third quarter of 2015.

Adjusted Selling and Marketing

•	Total adjusted selling and marketing expense increased 20% in the third quarter of 2015, compared to the third quarter of 2014, due to a $128 million or 20% increase in direct costs, including online and offline marketing expenses. Brand Expedia, trivago, Hotels.com and Hotwire accounted for a majority of the total increase in direct selling and marketing expenses.

•	Indirect costs increased $26 million or 21% in the third quarter of 2015, primarily driven by additional personnel due to an accelerated pace of hiring in the lodging supply organization. As a percentage of total adjusted selling and marketing, indirect costs represented 17% in the third quarter of 2015, up from 16% in the third quarter of 2014.

•	Acquisitions contributed approximately 6 percentage points of inorganic growth to adjusted selling and marketing growth during the third quarter of 2015.

Adjusted Technology and Content

•	Total adjusted technology and content expense increased 18% in the third quarter of 2015, compared to the third quarter of 2014, primarily due to $10 million more in personnel and overhead costs, net of capitalized salary costs, for additional personnel to support key technology projects primarily for Brand Expedia and the corporate technology function, as well as a $9 million increase in costs to support growing technology platforms.

•	Acquisitions contributed approximately 5 percentage points of inorganic growth to adjusted technology and content growth during the third quarter of 2015.

Adjusted General and Administrative

•	Total adjusted general and administrative expense increased 24% in the third quarter of 2015, compared to the third quarter of 2014, primarily due to a $12 million increase in consulting and legal fees, as well as a $9 million increase in personnel costs.

•	Acquisitions contributed approximately 4 percentage points of inorganic growth to adjusted general and administrative growth during the third quarter of 2015.

Depreciation Expense

For the third quarter of 2015, depreciation expense of $87 million increased $21 million or 33%, primarily due to increased expenses related to previously capitalized software development costs for completed technology projects which have been placed into service. Depreciation expense is expected to continue to increase as additional projects are completed.

Adjusted EBITDA*

Adjusted EBITDA by Segment (In millions)

	Third Quarter
	2015	2014	Δ$	Δ%
Core OTA	$589	$501	$89	18%
trivago	(9)	0	(10)	NM
Egencia	14	16	(2)	(12%)
Unallocated Overhead Costs	(125)	(102)	(23)	(23%)

Expedia (excluding eLong)	$469	$415	$54	13%
eLong	—	(6)	6	NM

Total	$469	$409	$60	15%

*	Adjusted EBITDA is a non-GAAP measure. See pages 11-14 below for a description and reconciliation to the corresponding GAAP measure.

Adjusted EBITDA (excluding eLong) increased 13% in the third quarter of 2015 compared to the third quarter of 2014, driven by growth in the Core OTA business. Excluding the negative impact of consolidating the Orbitz Worldwide financial statements and the negative impacts of related deal and integration costs, Adjusted EBITDA would have increased 17% in the third quarter of 2015. Core OTA Adjusted EBITDA increased 18% in the third quarter of 2015, driven primarily by Brand Expedia, Hotels.com, Expedia Affiliate Network, Travelocity and Wotif Group, partially offset by Hotwire® and Orbitz Worldwide.

Legal reserves, occupancy tax and other

During the three months ended September 30 2015, we received a refund of prepaid pay-to-play payments of $132 million from the State of Hawaii in connection with the general excise tax litigation. This gain was partially offset by charges for changes in our reserve related to hotel occupancy and other taxes.

Restructuring and Related Reorganization Charges

In connection with the migration of technology platforms and centralization of technology, supply and other operations, primarily related to acquisition integrations including Orbitz Worldwide and the Wotif Group, we recognized $72 million in restructuring and related reorganization charges during the three months ended September 30, 2015. The charges were primarily related to employee severance and benefits related to the Orbitz integration and represent estimated severance amounts under pre-existing written plans and contracts Orbitz had with its employees, as well as stock-compensation charges for acceleration of replacement awards pursuant to certain of these agreements. We expect to incur approximately $20 million to $30 million of restructuring charges for the fourth quarter of 2015 and approximately $40 million to $50 million in 2016 related to these integrations which includes $5 million for our estimate of accelerated stock-based compensation for each period.

Interest and Other

For the third quarter of 2015, consolidated interest income decreased $4 million, or 48%, compared to the third quarter of 2014, primarily due to the sale of eLong and lower rates of return. Consolidated interest expense increased $8 million, or 30%, primarily due to higher long-term debt balances.

For the third quarter of 2015, consolidated other, net was a gain of $26 million compared to a gain of $10 million in the third quarter of 2014. The gains for the third quarter of 2015 and the third quarter of 2014 were primarily related to foreign exchange hedging. Foreign currency rate fluctuations negatively impacted third quarter 2015 revenue growth rates reflecting depreciation in certain foreign currencies compared to the third quarter of 2014. Expedia’s revenue hedging program is designed to offset the book-to-stay impact on merchant hotel revenue. Expedia includes any realized gains or losses from the revenue hedging program in the calculation of Adjusted EBITDA.

Income Taxes

The consolidated effective tax rate on GAAP pre-tax income was 19.3% for the third quarter of 2015, compared with 13.4% in the prior year period. The effective tax rate on pre-tax adjusted net income (“ANI”) was 21.3% for the third quarter of 2015, compared with 20.4% in the prior year period. The year-over-year change in the GAAP and ANI effective tax rates was primarily due to expiration of the statute of limitations for the 2001 – 2005 federal income tax years and the associated release of liabilities related to uncertain tax positions in the third quarter of 2014.

Balance Sheet, Cash Flows and Capitalization

Cash, cash equivalents, restricted cash and short-term investments totaled $1.5 billion at September 30, 2015. For the nine months ended September 30, 2015, consolidated net cash provided by operating activities was $1.5 billion and consolidated free cash flow totaled $0.9 billion. Both measures include $0.9 billion from net changes in operating assets and liabilities, primarily driven by an increase in deferred merchant bookings. Consolidated free cash flow decreased $411 million for the nine months ended September 30, 2015, compared to the prior year period primarily due to the acquisition of Expedia’s future corporate headquarters for $229 million, combined with the reduced benefits from working capital changes and increased capital expenditures.

Long-term debt totaled $2.5 billion at September 30, 2015 consisting of $497 million, net of discount, in 4.5% senior notes due 2024; $728 million, net of discount, in 2.5% (€650 million) senior notes due 2022; $750 million, net of discount, in 5.95% senior notes due 2020 and $500 million in 7.456% senior notes due 2018. In addition, Expedia has a $1 billion unsecured revolving credit facility which was essentially untapped as of September 30, 2015.

At September 30, 2015, Expedia, Inc. had stock-based awards outstanding representing approximately 17.7 million shares of Expedia common stock, consisting of options to purchase approximately 16.9 million common shares with a $70.37 weighted average exercise price and weighted average remaining life of 5.1 years, and approximately 0.7 million restricted stock units (“RSUs”).

During the first nine months of 2015, Expedia, Inc. repurchased 0.5 million shares of Expedia, Inc. common stock for an aggregate purchase price of $45 million excluding transaction costs (an average of $85.27 per share). As of September 30, 2015, there were approximately 11.2 million shares remaining under the April 2012 and the February 2015 repurchase authorizations.

On September 17, 2015, Expedia, Inc. paid a quarterly dividend of $31 million ($0.24 per common share). In addition, on October 29, 2015, the Executive Committee of Expedia’s Board of Directors declared a cash dividend of $0.24 per share of outstanding common stock to be paid to stockholders of record as of the close of business on November 19, 2015, with a payment date of December 10, 2015. Based on current shares outstanding, the total payment for this quarterly dividend is estimated to be approximately $31 million. Future declaration of dividends and the establishment of future record and payment dates are subject to the final determination of Expedia’s Board of Directors.

Recent Highlights

•	In September 2015, Expedia, Inc. completed its acquisition of Orbitz Worldwide, Inc., including all of its brands and assets, for US$12.00 per share in cash, representing an enterprise value of approximately $1.6 billion.

Core OTA

•	Expedia launched an app exclusively for Samsung Galaxy phones, which features special pricing and a dedicated customer support line.

•	Expedia announced new functionality that enables Expedia+ rewards members to redeem earned points towards merchant hotel purchases. Customers paying with points can also now combine them with other Expedia.com promotional coupons. Expedia+ rewards members also receive exclusive savings on standalone U.S. airport car rentals from Avis and Budget, saving anywhere from 10% to 30% off, through a partnership with Avis Budget Group.

•	Expedia completed the global migration of its cruise product, ensuring that cruise is well positioned for future growth benefits from the same technological capabilities as all other Expedia products.

•	The Hotels.com Rewards program welcomed its 20 millionth loyalty member in September. Since launch, more than 4 million free room nights have been redeemed by members.

•	The Hotels.com mobile booking app was recently recognized as the 2015 Travel Weekly Silver Magellan Award Winner in the Online Travel Services App category. The Hotels.com mobile booking apps have been downloaded more than 50 million times and 1 in 3 Hotels.com transactions are now made via mobile devices.

•	Hotels.com signed local marketing offers in partnership with SBI Card India. In addition, Hotels.com signed marketing partnerships with Industrial Bank in China, Citibank in Malaysia and BDO Bank in the Philippines.

•	The Hotwire mobile app was ranked as one of the “Best Travel Apps of 2015” by PCMag. Additionally, Hotwire launched one-way car booking capabilities for its Android app.

•	EAN entered into agreements to power online hotel bookings for Merit Loyalty Services and to provide technology solutions and access to global hotel content for Majid Al Futtaim Finance.

•	Travelocity announced the launch of its Travel for Good program, a social media program supporting “voluntourism” efforts through cash and travel awards to charitably-minded travelers.

•	Wotif revealed its new brand campaign (‘the home of holidays’) and kicked off its first TV campaign in 3 years.

trivago

•	According to a recent company survey, one in two Americans now recognizes trivago, up from roughly 5% three years ago.

•	trivago extended the range of tools available for hotelier support, allowing hoteliers to better market their properties directly on the site using the trivago Hotel Manager (tHM) platform.

Egencia

•	Egencia signed renewal agreements with Flowserve, a leading manufacturer and aftermarket service provider of comprehensive flow management products and services, and Decathlon, one of the world’s largest sporting goods retailers; and announced new customers, Gentherm, a global developer and marketer of innovative thermal management technologies, and Protein, an advertising and media company.

•	Egencia Germany signed 20 new customers in Q3 2015, contributing to its 31% euro-denominated growth in gross bookings for the quarter.

•	Traveldoo™, a leading provider of web and mobile platforms for business travel and expense management, signed an agreement to provide travel and expense technology for the world’s 4th ranked international oil and gas company, Total S.A.

Expedia, Inc.

•	During the third quarter of 2015, Expedia added more than 14,000 properties to its global supply portfolio, which now stands at approximately 271,000 properties available on Expedia, Inc. sites.

•	Expedia, Inc. entered into a new agreement with Viva Aerobus and renewed agreements with a number of airlines, including Air Berlin, American Airlines, Avianca, British Airways, Iberia and South African Airways.

•	The Expedia PartnerCentral App for iPhone and Android was introduced. The app is a new way to help hoteliers manage their business on Expedia, allowing them to receive up-to-the-minute booking information and notifications, view and reply to real-time guest feedback and quickly promote last minute inventory via their mobile device.

EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Revenue	$1,937,753	$1,712,504	$4,973,750	$4,407,507
Costs and expenses:
Cost of revenue (1) (2)	328,066	299,708	971,066	894,828
Selling and marketing (1) (2)	943,289	815,800	2,592,150	2,184,115
Technology and content (1) (2)	202,703	172,754	579,674	504,804
General and administrative (1) (2)	130,168	104,999	387,959	306,584
Amortization of intangible assets	31,400	18,519	83,322	55,275
Legal reserves, occupancy tax and other	(114,550)	3,888	(106,511)	38,843
Restructuring and related reorganization charges (1)	71,679	—	82,001	—

Operating income	344,998	296,836	384,089	423,058
Other income (expense):
Interest income	4,165	8,075	14,403	20,756
Interest expense	(33,259)	(25,558)	(89,768)	(69,683)
Gain on sale of business	—	—	508,810	—
Other, net	26,283	10,172	114,361	2,514

Total other income (expense), net	(2,811)	(7,311)	547,806	(46,413)

Income before income taxes	342,187	289,525	931,895	376,645
Provision for income taxes	(65,950)	(38,904)	(196,261)	(59,974)

Net income	276,237	250,621	735,634	316,671
Net loss attributable to noncontrolling interests	6,979	6,438	41,369	15,457

Net income attributable to Expedia, Inc.	$283,216	$257,059	$777,003	$332,128

Earnings per share attributable to Expedia, Inc. available to common stockholders:
Basic	$2.18	$2.01	$6.03	$2.57
Diluted	2.12	1.94	5.86	2.48
Shares used in computing earnings per share:
Basic	129,989	127,911	128,822	129,326
Diluted	133,417	132,274	132,602	133,683
Dividends declared per common share	$0.24	$0.18	$0.60	$0.48

(1) Includes stock-based compensation as follows:
Cost of revenue	$1,112	$1,045	$3,586	$3,190
Selling and marketing	10,558	3,643	23,890	13,798
Technology and content	7,062	7,374	19,405	17,892
General and administrative	15,694	10,242	57,925	33,259
Restructuring and related reorganization charges	29,230	—	29,230	—

(2) Includes depreciation as follows:
Cost of revenue	$11,014	$9,217	$32,698	$25,554
Selling and marketing	2,914	2,086	7,419	5,757
Technology and content	70,255	54,129	191,780	157,890
General and administrative	2,973	2,037	8,981	5,960

EXPEDIA, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	September 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,455,339	$1,402,700
Restricted cash and cash equivalents	10,015	34,888
Short-term investments	35,478	355,780
Accounts receivable, net of allowance of $25,033 and $13,760	1,242,303	778,334
Deferred income taxes	180,951	169,269
Income taxes receivable	32,964	17,161
Prepaid expenses and other current assets	216,422	166,357

Total current assets	3,173,472	2,924,489
Property and equipment, net	966,560	553,126
Long-term investments and other assets	602,145	286,882
Deferred income taxes	137,358	10,053
Intangible assets, net	2,122,770	1,290,087
Goodwill	5,400,968	3,955,901

TOTAL ASSETS	$12,403,273	$9,020,538

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$1,442,350	$1,188,483
Accounts payable, other	549,735	361,382
Deferred merchant bookings	2,804,413	1,761,258
Deferred revenue	58,249	62,206
Income taxes payable	131,411	59,661
Accrued expenses and other current liabilities	940,198	753,625
Deferred income taxes	14,890	—

Total current liabilities	5,941,246	4,186,615
Long-term debt	2,475,425	1,746,787
Deferred income taxes	628,019	452,958
Other long-term liabilities	284,905	180,376

Commitments and contingencies
Redeemable noncontrolling interests	567,480	560,073

Stockholders’ equity:
Common stock $.0001 par value	20	20
Authorized shares: 1,600,000
Shares issued: 199,842 and 196,802
Shares outstanding: 117,011 and 114,267
Class B common stock $.0001 par value	1	1
Authorized shares: 400,000
Shares issued and outstanding: 12,800 and 12,800
Additional paid-in capital	6,102,152	5,921,140
Treasury stock - Common stock, at cost	(4,043,056)	(3,998,120)
Shares: 82,831 and 82,535
Retained earnings	666,177	—
Accumulated other comprehensive loss	(284,246)	(138,774)

Total Expedia, Inc. stockholders’ equity	2,441,048	1,784,267
Non-redeemable noncontrolling interests	65,150	109,462

Total stockholders’ equity	2,506,198	1,893,729

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$12,403,273	$9,020,538

EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine months ended September 30,
	2015	2014
Operating activities:
Net income	$735,634	$316,671
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	240,878	195,161
Amortization of stock-based compensation	134,036	68,139
Amortization of intangible assets	83,322	55,275
Deferred income taxes	(42,628)	(27,371)
Foreign exchange (gain) loss on cash, cash equivalents and short-term investments, net	75,289	44,484
Realized (gain) loss on foreign currency forwards	(39,975)	11,267
Gain on sale of business	(508,810)	—
Noncontrolling investment basis adjustment	(77,400)	—
Other	15,237	4,919
Changes in operating assets and liabilities, net of effects from acquisitions and disposals:
Accounts receivable	(381,618)	(277,056)
Prepaid expenses and other current assets	27,183	(55,810)
Accounts payable, merchant	202,883	226,362
Accounts payable, other, accrued expenses and other current liabilities	233,350	289,525
Taxes payable/receivable, net	64,897	3,704
Deferred merchant bookings	772,787	694,830
Deferred revenue	6,461	16,702

Net cash provided by operating activities	1,541,526	1,566,802

Investing activities:
Capital expenditures, including internal-use software and website development	(625,439)	(239,678)
Purchases of investments	(512,329)	(1,044,665)
Sales and maturities of investments	392,271	957,347
Acquisitions, net of cash acquired	(1,933,821)	(25,177)
Proceeds from sale of business, net of cash divested and disposal costs	523,882	—
Net settlement of foreign currency forwards	39,975	(11,267)
Other, net	11,665	2,188

Net cash used in investing activities	(2,103,796)	(361,252)

Financing activities:
Proceeds from issuance of long-term debt, net of issuance costs	700,454	493,630
Purchases of treasury stock	(48,694)	(469,267)
Proceeds from issuance of treasury stock	22,575	—
Payment of dividends to stockholders	(77,173)	(61,777)
Proceeds from exercise of equity awards and employee stock purchase plan	83,298	79,490
Excess tax benefit on equity awards	85,463	38,352
Withholding taxes for stock option exercises	(85,033)	—
Other, net	43,918	(1,591)

Net cash provided by financing activities	724,808	78,837
Effect of exchange rate changes on cash and cash equivalents	(109,899)	(52,672)

Net increase (decrease) in cash and cash equivalents	52,639	1,231,715
Cash and cash equivalents at beginning of period	1,402,700	1,021,033

Cash and cash equivalents at end of period	$1,455,339	$2,252,748

Supplemental cash flow information
Cash paid for interest	106,444	$86,349
Income tax payments, net	87,708	42,428

Expedia, Inc. (excluding eLong)

Trended Metrics

(All figures in millions)

•	The following metrics are intended as a supplement to the financial statements found in this release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our most recent earnings release.

•	We intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, metrics are subject to removal and/or change, and such changes could be material.

•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.

•	Some numbers may not add due to rounding.

	2013		2014				2015			Y / Y
	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Growth
Gross Bookings by Segment
Core OTA	$8,679	$7,493	$10,811	$11,174	$11,453	$9,431	$12,907	$13,692	$14,091	23%
Egencia	1,125	1,104	1,310	1,328	1,285	1,226	1,366	1,371	1,302	1%

Total	$9,803	$8,597	$12,121	$12,502	$12,738	$10,657	$14,273	$15,063	$15,393	21%

Gross Bookings by Geography
Domestic	$5,828	$4,982	$7,427	$7,889	$7,861	$6,432	$8,887	$9,301	$9,584	22%
International	3,976	3,615	4,693	4,613	4,877	4,226	5,386	5,762	5,809	19%

Total	$9,803	$8,597	$12,121	$12,502	$12,738	$10,657	$14,273	$15,063	$15,393	21%

Gross Bookings by Agency/Merchant
Agency	$5,090	$4,763	$6,848	$7,003	$6,894	$5,851	$7,737	$8,175	$8,206	19%
Merchant	4,713	3,834	5,272	5,499	5,844	4,807	6,536	6,888	7,187	23%

Total	$9,803	$8,597	$12,121	$12,502	$12,738	$10,657	$14,273	$15,063	$15,393	21%

Revenue by Segment
Core OTA	$1,197	$970	$1,001	$1,268	$1,477	$1,159	$1,170	$1,463	$1,739	18%
trivago	92	55	83	104	139	87	119	143	176	27%
Egencia	85	96	100	103	97	100	98	101	94	-3%
Intercompany Eliminations	(21)	(12)	(24)	(32)	(49)	(27)	(47)	(52)	(71)	-47%

Total	$1,354	$1,109	$1,160	$1,443	$1,664	$1,318	$1,340	$1,654	$1,938	16%

Revenue by Geography
Domestic	$717	$585	$642	$789	$888	$728	$768	$910	$1,047	18%
International	637	524	518	654	775	591	572	745	890	15%

Total	$1,354	$1,109	$1,160	$1,443	$1,664	$1,318	$1,340	$1,654	$1,938	16%

Revenue by Agency/Merchant/Advertising
Agency	$289	$258	$297	$357	$436	$346	$360	$452	$555	27%
Merchant	958	769	766	965	1,090	858	858	1,060	1,222	12%
Advertising & Media	107	82	97	120	138	114	121	143	161	17%

Total	$1,354	$1,109	$1,160	$1,443	$1,664	$1,318	$1,340	$1,654	$1,938	16%

Adjusted EBITDA by Segment
Core OTA	$419	$302	$183	$345	$501	$359	$219	$384	$589	18%
trivago	6	18	(1)	(10)	0	14	5	(9)	(9)	NM
Egencia	12	18	17	18	16	11	20	24	14	-12%
Unallocated Overhead Costs	(91)	(92)	(91)	(101)	(102)	(107)	(109)	(118)	(125)	-23%

Total	$345	$245	$108	$252	$415	$277	$135	$281	$469	13%

Worldwide Hotel (Merchant & Agency)
Room Nights	36.4	29.7	28.9	37.6	45.1	37.9	38.3	50.6	61.5
Room Night Growth	13%	20%	20%	25%	24%	28%	32%	35%	36%
Domestic Room Night Growth	12%	18%	20%	24%	24%	25%	23%	24%	25%
International Room Night Growth	14%	22%	19%	25%	25%	32%	46%	50%	50%
ADR Growth	4%	3%	3%	4%	4%	0%	-3%	-6%	-6%
Revenue per Night Growth	-3%	-6%	-7%	-1%	-2%	-9%	-13%	-16%	-15%
Revenue Growth	10%	13%	12%	23%	22%	16%	15%	14%	17%

Worldwide Air (Merchant & Agency)
Tickets Sold Growth	5%	11%	32%	30%	34%	26%	17%	26%	31%
Airfare Growth	5%	2%	0%	2%	-2%	-4%	-7%	-12%	-12%
Revenue per Ticket Growth	12%	6%	-2%	-5%	-7%	-5%	-5%	-10%	-9%
Revenue Growth	17%	17%	29%	23%	24%	20%	12%	14%	19%

Notes:

•	The metrics above exclude eLong for all periods presented due to Expedia’s sale of its eLong stake on May 22, 2015.

•	The metrics above include trivago following the acquisition of a controlling interest on March 8, 2013, Travelocity following the strategic marketing agreement launched during the fourth quarter of 2013, as well as the subsequent acquisition of Travelocity on January 23, 2015, Wotif Group following the acquisition on November 13, 2014, AirAsia Expedia following Expedia’s purchase of an additional 25% equity interest in the former joint venture on March 10, 2015, and Orbitz Worldwide following the acquisition on September 17, 2015.

•	Advertising & Media Revenue includes revenue from trivago. All trivago revenue is classified as international.

•	Beginning in Q1 2014, Expedia moved to a new Enterprise Accounting System of Record, which caused immaterial changes to some of the metrics above due to remapping.

Notes & Definitions:

Gross Bookings – Total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel, including taxes, fees and other charges, and are generally reduced for cancellations and refunds.

Core OTA: Core Online Travel Agencies (“Core OTA”) segment provides a full range of travel and advertising services to our worldwide customers through a variety of brands including: Expedia.com and Hotels.com in the United States and localized Expedia.com and Hotels.com websites throughout the world, Expedia Affiliate Network, Hotwire.com, Travelocity, Venere, Wotif Group, AirAsia Expedia, CarRentals.com, and Classic Vacations. The results of Orbitz Worldwide, were included in their entirety within our Core OTA segment.

trivago: trivago segment generates advertising revenue primarily from sending referrals to online travel companies and travel service providers from its localized hotel metasearch websites.

Egencia: Egencia segment provides managed travel services to corporate customers worldwide.

eLong: eLong segment consists of Expedia’s majority ownership interest in eLong, Inc., prior to the sale by Expedia of its stake in eLong on May 22, 2015.

Corporate – Includes unallocated corporate expenses.

Worldwide Hotel metrics – Reported on a stayed basis and includes both merchant and agency model hotel stays.

Worldwide Air metrics – Reported on a booked basis and includes both merchant and agency air bookings.

Definitions of Non-GAAP Measures

Expedia, Inc. reports Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, Free Cash Flow and Adjusted Expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income, Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income and Adjusted EPS also exclude certain items related to transactional tax matters, which may ultimately be settled in cash, and we urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis, Legal Proceedings sections, as well as the notes to the financial statements, included in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Net Income was revised in the fourth quarters of 2010, 2011 and 2012 and the definition for Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization was revised in the fourth quarter of 2012. The definition of Adjusted Expenses was revised in the first quarter of 2014 and in the second quarter 2015.

Adjusted EBITDA is defined as operating income / (loss) plus: (1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans; (2) acquisition-related impacts, including (i) amortization of intangible assets and goodwill and intangible asset impairment, (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; and (iii) upfront consideration paid to settle employee compensation plans of the acquiree; (3) certain infrequently occurring items, including restructuring; (4) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel and excise taxes), related to court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings; (5) gains (losses) realized on revenue hedging activities that are included in other, net; and (6) depreciation.

The above items are excluded from our Adjusted EBITDA measure because these items are noncash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced.

Adjusted Net Income generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income/(loss) attributable to Expedia, Inc. plus net of tax: (1) stock-based compensation expense, including compensation expense related to equity plans of certain subsidiaries and equity-method investments; (2) acquisition-related impacts, including (i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment, (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements, and (iii) upfront consideration paid to settle employee compensation plans of the acquiree and (iv) gains (losses) recognized on noncontrolling investment basis adjustments when we acquire controlling interests; (3) currency gains or losses on U.S. dollar denominated cash or investments held by eLong; (4) certain other infrequently occurring items, including restructuring charges; (5) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g., hotel occupancy and excise taxes), related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings, including as part of equity method investments; (6) discontinued operations; (7) the noncontrolling interest impact of the aforementioned adjustment items and (8) unrealized gains (losses) on revenue hedging activities that are included in other, net. We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses, infrequently occurring items and items not directly tied to the core operations of our businesses.

Adjusted EPS is defined as Adjusted Net Income divided by adjusted weighted average shares outstanding, which include dilution from options per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income does not include all items that affect our net income / (loss) and net income / (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses) exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards as well as depreciation expense. Expedia, Inc. excludes stock-based compensation and depreciation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. Exclusion of depreciation expense also allows the year-over-year comparison of expenses on a basis that is consistent with the year-over-year comparison of Adjusted EBITDA. There are certain limitations in using financial measures that do not take into account stock-based compensation and depreciation expense, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation and depreciation expense is also a recurring expense and is a direct result of previous capital investment decisions made by management. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Notes to the Consolidated Statements of Operations for stock-based compensation and depreciation expense by line item. In addition, in the second quarter of 2015, we included an adjustment to remove operating expenses related to eLong due to our sale on May 22, 2015.

Tabular Reconciliations for Non-GAAP Measures

Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	(In thousands)
Adjusted EBITDA	$469,054	$409,070	$823,166	$775,097
Depreciation	(87,156)	(67,469)	(240,878)	(195,161)
Amortization of intangible assets	(31,400)	(18,519)	(83,322)	(55,275)
Stock-based compensation	(63,656)	(22,304)	(134,036)	(68,139)
Legal reserves, occupancy tax and other	114,550	(3,888)	106,511	(38,843)
Restructuring and related reorganization charges	(42,449)	—	(52,771)	—
Realized (gain) loss on revenue hedges	(13,945)	(54)	(34,581)	5,379

Operating income	344,998	296,836	384,089	423,058
Interest expense, net	(29,094)	(17,483)	(75,365)	(48,927)
Gain on sale of business	—	—	508,810	—
Other, net	26,283	10,172	114,361	2,514

Income before income taxes	342,187	289,525	931,895	376,645
Provision for income taxes	(65,950)	(38,904)	(196,261)	(59,974)

Net income	276,237	250,621	735,634	316,671
Net loss attributable to noncontrolling interests	6,979	6,438	41,369	15,457

Net income attributable to Expedia, Inc.	$283,216	$257,059	$777,003	$332,128

Adjusted Net Income (Loss) & Adjusted EPS

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	(in thousands, except per share data)
Net income attributable to Expedia, Inc.	$283,216	$257,059	$777,003	$332,128
Amortization of intangible assets	31,400	18,519	83,322	55,275
Stock-based compensation	63,656	22,304	134,036	68,139
Legal reserves, occupancy tax and other	(114,550)	3,888	(106,511)	38,843
Restructuring and related reorganization charges	42,449	—	52,771	—
Foreign currency (gain) loss on U.S. dollar cash balances held by eLong	—	272	(13)	(16)
Unrealized (gain) loss on revenue hedges	(13,912)	(14,914)	(3,191)	(9,835)
Stock-based compensation as part of equity method investments	—	74	—	219
Gain on sale of asset	—	—	(11,501)	—
Gain on sale of business	—	—	(508,810)
Noncontrolling interest basis adjustment	—	—	(77,400)	—
Provision for income taxes	(8,721)	(26,454)	72,399	(55,612)
Noncontrolling interests	(7,211)	(4,738)	(21,388)	(14,015)

Adjusted Net Income	$276,327	$256,010	$390,717	$415,126

GAAP diluted weighted average shares outstanding	133,417	132,274	132,602	133,683
Additional dilutive securities	170	230	201	246

Adjusted weighted average shares outstanding	133,587	132,504	132,803	133,929

Diluted earnings per share	$2.12	$1.94	$5.86	$2.48
Adjusted earnings per share	2.07	1.93	2.94	3.10

Free Cash Flow

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	(in thousands)		(in thousands)
Net cash provided by operating activities	$(120,505)	$101,860	$1,541,526	$1,566,802
Less: capital expenditures	(156,712)	(82,465)	(625,439)	(239,678)

Free cash flow	$(277,217)	$19,395	$916,087	$1,327,124

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	(in thousands)
Cost of revenue	$328,066	$299,708	$971,066	$894,828
Less: stock-based compensation	(1,112)	(1,045)	(3,586)	(3,190)
Less: depreciation	(11,014)	(9,217)	(32,698)	(25,554)
Less: eLong(1)	—	(13,322)	(34,358)	(33,204)

Adjusted cost of revenue	$315,940	$276,124	$900,424	$832,880

Selling and marketing expense	$943,289	$815,800	$2,592,150	$2,184,115
Less: stock-based compensation	(10,558)	(3,643)	(23,890)	(13,798)
Less: depreciation	(2,914)	(2,086)	(7,419)	(5,757)
Less: eLong(1)	—	(34,406)	(54,080)	(87,337)

Adjusted selling and marketing expense	$929,817	$775,665	$2,506,761	$2,077,223

Technology and content expense	$202,703	$172,754	$579,674	$504,804
Less: stock-based compensation	(7,062)	(7,374)	(19,405)	(17,892)
Less: depreciation	(70,255)	(54,129)	(191,780)	(157,890)
Less: eLong(1)	—	(4,672)	(10,072)	(12,391)

Adjusted technology and content expense	$125,386	$106,579	$358,417	$316,631

General and administrative expense	$130,168	$104,999	$387,959	$306,584
Less: stock-based compensation	(15,694)	(10,242)	(57,925)	(33,259)
Less: depreciation	(2,973)	(2,037)	(8,981)	(5,960)
Less: eLong(1)	—	(2,512)	(5,399)	(7,410)

Adjusted general and administrative expense	$111,501	$90,208	$315,654	$259,955

(1)	eLong amount presented without stock-based compensation and depreciation as those are included within the consoldiated totals above.

Conference Call

Expedia, Inc. will webcast a conference call to discuss third quarter 2015 financial results and certain forward-looking information on Thursday, October 29, 2015 at 1:30 p.m. Pacific Time (PT). The webcast will be open to the public and available via http://ir.expediainc.com. Expedia, Inc. expects to maintain access to the webcast on the IR website for approximately three months subsequent to the initial broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of October 29, 2015 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intends” and “expects,” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income / (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia, Inc.’s business.

Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others:

•	an increasingly competitive global environment;

•	our failure to modify to our current business models and practices or adopt new business models or practices in order to compete in a dynamic industry;

•	changes in search engine algorithms and dynamics or other traffic-generating arrangements;

•	our failure to maintain and expand our relationships and contractual agreements with travel suppliers or travel distribution partners;

•	our failure to maintain and expand our brand awareness or increased costs to do so;

•	our failure to adapt to technological developments or industry trends;

•	risks related to our acquisitions, investments or significant commercial arrangements;

•	risks relating to our operations in international markets, including China;

•	our failure to comply with current laws, rules and regulations, or changes to such laws, rules and regulations;

•	adverse application of existing tax or unclaimed property laws, rules or regulations or implementation;

•	unfavorable amendment to existing tax laws, rules or regulations or enactment of new unfavorable laws, rules or regulations;

•	adverse outcomes in legal proceedings to which we are a party;

•	declines or disruptions in the travel industry;

•	risks related to payments and fraud;

•	fluctuations in foreign exchange rates;

•	volatility in our stock price;

•	liquidity constraints or our inability to access the capital markets when necessary;

•	interruption, security breached or lack of redundancy in our information systems;

•	our failure to comply with governmental regulation and other legal obligations related to our processing, storage, use and disclosure of personal information, payment card information and other consumer data;

•	our failure to retain or motivate key personnel or hire, retain and motivate qualified personnel, including senior management;

•	changes in control of the Company;

•	management and director conflicts of interest;

•	risks related to actions taken by our business partners and third party service providers, including failure to comply with our requirements or standards or the requirements or standards of governmental authorities, or any cessation of their operations;

•	risks related to the failure of counterparties to perform on financial obligations;

•	risks related to our long-term indebtedness;

•	our failure to effectively operate our businesses due to restrictive covenants in the agreements governing our indebtedness;

•	our failure to protect our intellectual property from copying or use by others, including competitors; as well as other risks detailed in our public filings with the SEC, including our quarterly report on Form 10-Q for the quarter ended September 30, 2015. Except as required by law, we undertake no obligation to update any forward-looking or other statements in this release, whether as a result of new information, future events or otherwise.

About Expedia, Inc.

Expedia, Inc. (NASDAQ: EXPE) is one of the world’s leading travel companies, with an extensive brand portfolio that includes leading online travel brands, such as:

•	Expedia.com®, a leading full service online travel agency with localized sites in 32 countries

•	Hotels.com®, the hotel specialist that offers Hotels.com® Rewards and Secret Prices through its mobile booking apps and localized websites in more than 65 countries

•	Hotwire®, a leading discount travel site that offers Hot Rate® Hotels, Hot Rate® Cars and Hot Rate® Airfares, as well as vacation packages

•	Orbitz Worldwide, a global travel portfolio including Orbitz, ebookers, HotelClub and CheapTickets, brands and business-to-business offerings, including Orbitz Partner Network and Orbitz for Business

•	Travelocity®, a pioneer in online travel and a leading online travel agency in the US and Canada

•	Egencia®, a leading corporate travel management company

•	Venere.com™, an online hotel reservation specialist in Europe

•	trivago®, a leading online hotel search with sites in 52 countries worldwide

•	Wotif Group, a leading portfolio of travel brands operating in the Australia/New Zealand region, including Wotif.com®, Wotif.co.nz, lastminute.com.au®, lastminute.com.nz and travel.com.au®

•	Expedia Local Expert®, a provider of online and in-market concierge services, activities, experiences and ground transportation in hundreds of destinations worldwide

•	Classic Vacations®, a top luxury travel specialist

•	Expedia® CruiseShipCenters®, a provider of exceptional value and expert advice for travelers booking cruises and vacations through its network of 200 retail travel agency franchises across North America

•	CarRentals.com™, the premier car rental booking company on the web

The company delivers consumers value in leisure and business travel, drives incremental demand and direct bookings to travel suppliers and provides advertisers the opportunity to reach a highly valuable audience of in-market consumers through Expedia® Media Solutions. Expedia also powers bookings for thousands of affiliates, including some of the world’s leading airlines, top consumer brands and high traffic websites through Expedia® Affiliate Network. For corporate and industry news and views, visit us at www.expediainc.com or follow us on Twitter @expediainc.

Trademarks and logos are the property of their respective owners. © 2015 Expedia, Inc. All rights reserved. CST: 2029030-50

Contacts
Investor Relations	Communications
(425) 679-3759	(425) 679-4317
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